Exhibit 5.3

February 14, 2008

Flotek Industries, Inc.

2930 West Sam Houston Parkway North, Suite 300

Houston, TX 77040

Re:	Convertible Senior Notes Due 2028

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel in the State of Oklahoma to CESI Chemical, Inc., an Oklahoma corporation, Padko International, Incorporated, an Oklahoma corporation, SES Holdings, Inc., an Oklahoma corporation and Sooner Energy Services, Inc., an Oklahoma corporation (each an “Oklahoma Guarantor” and collectively, the “Oklahoma Guarantors”), in connection with the Oklahoma Guarantors' proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $100,000,000 in aggregate principal amount of 5.25% Convertible Seniors Notes due 2028 (the “Notes”). The Notes are to be issued by Flotek Industries, Inc., a Delaware corporation (the “Issuer”), in connection with an offer to be made pursuant to a Registration Statement on Form S-3, Registration No. 333-148384, (such Registration Statement is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) and the related prospectus and prospectus supplements also filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Notes will be guaranteed by the Oklahoma Guarantors (the “Guarantee”), along with other guarantors. The Notes and the Guarantee are to be issued pursuant to an Indenture, to be dated as of February 14, 2008 (the “Base Indenture”), among the Issuer, the guarantors set forth therein and American Stock Transfer & Trust Company, a New York corporation, as Trustee, as supplemented by a First Supplemental Indenture thereto, to be dated as of February 14, 2008 (the “First Supplemental Indenture”), among the Company, the Oklahoma Guarantors, the other guarantors named therein and the Trustee. The Base Indenture, as supplemented by the First Supplemental Indenture, is hereafter called the “Indenture”. The Notes are being sold pursuant to an Underwriting Agreement, dated February 11, 2008 (the “Underwriting Agreement”), among the Company, the Oklahoma Guarantors, the other guarantors named therein and Bear, Stearns & Co. Inc.

DOCUMENTS REVIEWED

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. Indenture;

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February 14, 2008

2. Underwriting Agreement;

3. Articles or Certificate of Incorporation of each Oklahoma Guarantor;

4. By-laws of each Oklahoma Guarantor;

5. Resolution of the Board of Directors of each Oklahoma Guarantor with respect to the issuance of the Guarantee certified by the Secretary or Assistant Secretary of each Oklahoma Guarantor; and

6. Certificate of Good Standing with respect to each Oklahoma Guarantor issued by the Oklahoma Secretary of State on February 8, 2008.

ASSUMPTIONS

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Oklahoma Guarantors) and the due execution and delivery of all documents by the parties thereto.

OPINIONS

Based upon and subject to the assumptions and further qualifications set forth below, we are of the opinion that:

1. Each of the Oklahoma Guarantors is validly existing and in good standing as a corporation under the laws of the State of Oklahoma.

2. Each of the Oklahoma Guarantors has the corporate power and authority under the laws of the State of Oklahoma to execute and deliver the Underwriting Agreement and the Indenture including the guarantee contained therein.

3. The Underwriting Agreement and the Indenture, including the guarantee of the Notes contained therein, has been duly authorized, executed and delivered by the officers of the Oklahoma Guarantors authorized to execute the Indenture.

ADDITIONAL QUALIFICATIONS

We assume no responsibility for and, express no opinion with respect to, the accuracy or completeness of the statements in the Registration Statement, the related prospectus or prospectus supplements or the Indenture.

We are admitted to practice law only in the State of Oklahoma and this opinion is limited to the laws of the State of Oklahoma (statutory or otherwise), but not of any other jurisdiction other

Flotek Industries, Inc.

February 14, 2008

than the federal law of the United States. Furthermore, we express no opinion with respect to the “Blue Sky” laws and regulations of the State of Oklahoma, or any local, county or municipal ordinances, rules or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Oklahoma be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the offering of Notes under the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion with the commission as an Exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Crowe & Dunlevy, A Professional Corporation

By:	/s/ Michael M. Stewart
Michael M. Stewart